EXHIBIT 99.1
[Chesapeake  Utilities
Corporation  Logo]



FOR  IMMEDIATE  RELEASE
AUGUST  5,  2004
NYSE  SYMBOL:  CPK

                CHESAPEAKE UTILITIES CORPORATION REPORTS EARNINGS
                       FOR THE PERIODS ENDED JUNE 30, 2004

Dover, Delaware - Chesapeake Utilities Corporation (NYSE: CPK) today announced results for the periods ended June 30, 2004. Net income for the second quarter, including discontinued water operations, was $631,000 or $0.11 per share (fully diluted) compared to net income for the second quarter of 2003 of $934,000 or $0.17 per share (fully diluted). Income from continuing operations was $612,000 or $0.11 (fully diluted) per share for the second quarter of 2004, compared to $935,000 or $0.17 (fully diluted) per share in 2003. The decrease in earnings principally reflects a decline in gross margin and operating income for the Company's Delmarva natural gas and propane distribution operations caused by warmer temperatures on the Delmarva Peninsula. The Company estimates that the warmer weather reduced gross margin by $677,000 for the second quarter of 2004 compared to 2003.

"We continue to be pleased with the strong performance of our core gas distribution and propane operations," stated John R. Schimkaitis, President and Chief Executive Officer of Chesapeake Utilities Corporation. "While weather had a significant impact on results relative to last year, we continue to see residential customer growth in our gas distribution service territories that far exceeds industry averages. The Delmarva propane business continues to lay the foundation for future growth through investment in community gas systems and we continue to show improved profitability in our advanced information services segment. These strong fundamentals support our attractive dividend."

The discussions of the results for each of the periods ended June 30, 2004, use the term "gross margin." "Gross margin" is a non-GAAP financial measure that management uses to evaluate the performance of its business segments. For an explanation of the calculation of "gross margin" see Footnote (2) to the Supplemental Income Statement Data below.

RESULTS  FOR  THE  QUARTER  ENDED  JUNE  30,  2004
Natural  gas  gross  margin  increased  $265,000  for the second quarter of 2004 compared to 2003. Increases resulted from residential customer growth of 7 percent in Delaware, Maryland and Florida, as well as increases in Florida's industrial customer gross margin and the natural gas transmission operations' firm transportation and interruptible services. These positive results more than offset the negative impact of warmer weather on the Delmarva Peninsula that the Company estimates reduced natural gas margins by $349,000 for the quarter compared to the second quarter of 2003. Other operating expenses were higher as a result of the customer growth. Additionally, depreciation increased as a result of continued investment in plant assets.

Propane gross margins declined primarily due to the warmer weather on the Delmarva Peninsula that the Company estimates to have negatively impacted margins by $328,000 compared to the second quarter of 2003. Advanced information services improved operating income by $96,000 or 59 percent. Revenues increased $236,000, while the cost of sales was held constant. Other operating expenses were higher as a result of higher software development costs to enhance a software product and increased incentive compensation.

RESULTS  FOR  THE  SIX  MONTHS  ENDED  JUNE  30,  2004
Net income for the six months ended June 30, 2004 was $6.4 million or $1.09 per share (fully diluted) compared to $7.4 million or $1.30 per share (fully diluted) for the same period in 2003. The decline in earnings for the six months principally reflects weather that was 10 percent warmer than the same period in the prior year. The Company estimates that warmer temperatures on the Delmarva Peninsula resulted in a reduction of $1.1 million in gross margin, compared to the six months ended June 30, 2003, for the natural gas and propane distribution operations combined.

Natural gas gross margin increased $933,000 or 4 percent. Gross margin for Delaware and Maryland was unchanged as residential customer growth of 6.7 percent offset the negative impact of warmer weather. The warmer weather is estimated to have reduced margins by $553,000 compared to the prior year. The Florida operations gross margin for the six-month period was $509,000 higher than the prior year due to expansion of unregulated gas supply management operations and to residential customer growth of 6 percent. The transmission operations increased gross margin by $424,000 as a result of increased levels of firm and interruptible transportation services. Operating expenses were higher due to the increase in the number of customers served.

Propane distribution operations on the Delmarva Peninsula were affected by temperatures, measured in heating degree-days that were 10 percent warmer than the first six months of 2003. The total decrease in Delmarva propane operations gross margin was $1.1 million. The Company estimates that the warmer temperatures represented $519,000 of the decrease in propane gross margin. In addition, volumes sold to poultry industry customers declined, partially due to the 2003 closing of a poultry processing plant in our service territory. The plant is not expected to reopen. Additionally, the Delmarva Peninsula experienced an outbreak of avian influenza during the first quarter. The outbreak has been contained. Gross margins per gallon sold per also lower.

Florida propane distribution gross margin declined by $162,000. This was primarily due to the impact of a one-time service project that increased 2003 gross margin by $192,000. Additionally, propane wholesale marketing operations experienced a drop of $921,000 in gross margin, partially offset by a decrease of $284,000 in operating expenses. Although the results for the second quarter were comparable to the same period in 2003, the first quarter experienced lower wholesale price volatility and therefore fewer trading opportunities.

Gross margin for the advanced information services segment grew by $194,000 for the six months ended June 30, 2004. Although revenues were essentially even with the prior year, the cost of sales was lower, reflecting continued success in the segment's efforts to enhance profitability. The increase in gross margin was partially offset by increased costs related to software enhancements and incentive compensation, resulting in a $105,000 increase in operating income for the six-month period.

Losses from discontinued operations decreased by $148,000 during the first six months of 2004, reflecting the sale of the majority of the water businesses during the second half of 2003.

RESULTS  FOR  THE  TWELVE  MONTHS  ENDED  JUNE  30,  2004
Income from continuing operations for the twelve months ended June 30, 2004 was $8.9 million, or $1.54 per share (fully diluted) compared to $9.9 million or $1.75 per share (fully diluted) in 2003. Net income, after the results of discontinued operations, for the twelve months ended June 30, 2004 was $8.3 million or $1.43 per share (fully diluted) compared to net income for the twelve months ended June 30, 2003 of $8.1 million or $1.43 per share (fully diluted).

The natural gas segment benefited from residential customer growth of 6.5 percent on the Delmarva Peninsula and 5 percent in Florida. Additionally, Florida added two new industrial customers in the first quarter of 2003 and the transmission operation experienced increased levels of firm transportation services. This growth offset temperatures on the Delmarva Peninsula that were 10 percent warmer, measured in heating degree-days, than the prior twelve month period. The Company estimates that the warmer temperatures had a negative impact of $893,000 on gross margin. The net effect was an increase in gross margin of $2.0 million. Higher operating expenses were the result of customer growth and an increase in depreciation expense related to increased plant investment. Those higher operating costs offset the gross margin increase.

The Delmarva propane distribution operation's operating income decreased by $786,000 primarily as a result of lower margins due to warmer weather. The Company estimates that warmer weather for the Delmarva Peninsula had a negative impact of $839,000 on margins for the twelve months ended June 30, 2004 compared to the prior twelve-month period. The Florida propane distribution operations experienced a decline in operating income of $554,000. A decrease of $192,000 was related to a non-recurring service project that was completed in the first quarter of 2003. Additionally, service revenues in Florida declined during the twelve months ended June 30, 2004. Propane wholesale marketing operating income decreased by $668,000 due to fewer trading opportunities as the result of lower wholesale price volatility.

Operating income for the advanced information services segment increased $331,000 for the twelve months ended June 30, 2004 compared to the twelve months ended June 30, 2003. Gross margin was comparable for both periods; however, cost-cutting initiatives put into place led to lower operating expenses.

Losses from discontinued operations decreased $1.2 million in 2004 compared to 2003. This improvement relates primarily to a charge for goodwill impairment recorded in the fourth quarter of 2002 for $1.5 million pre-tax ($973,000 after tax).

On December 31, 2003, the Company restated its financial statements in order to reflect a change in the revenue recognition method of its Delaware and Maryland natural gas divisions from the "as billed" method to the "accrual" method. The Company's Florida division has historically used the "accrual" method in accordance with Florida Public Service Commission requirements. The Delaware and Maryland divisions have historically used the "as billed" method to recognize revenues consistent with the rate-setting processes in those states. This change, which had an insignificant effect on the Company's annual results, reflects gas consumed by the Company's customers through the last day of the accounting period as revenue. Please see the Company's report on Form 10-K for December 31, 2003 for further information.

CONSOLIDATED  STATEMENTS  OF  INCOME
FOR  THE  PERIODS  ENDED  JUNE  30,  2004  AND  2003
DOLLARS  IN  THOUSANDS  EXCEPT  PER  SHARE  AMOUNTS
(UNAUDITED)


------------------------------------------------------------------------------------------------------------------
                                       ----- 2ND QUARTER -----  ----- YEAR TO DATE -----  --- 12 MONTHS ENDED ---
                                       -- 2004 --   -- 2003 --   -- 2004 --  -- 2003 --    -- 2004 --   -- 2003 --
                                                   RESTATED (1)              RESTATED (1)             RESTATED (1)
------------------------------------------------------------------------------------------------------------------
OPERATING REVENUES . . . . . . . . .  $   34,293   $   30,785   $   98,055   $   93,744   $  166,609   $  155,983

OPERATING EXPENSES
   Cost of sales, excluding
      costs below. . . . . . . . . .      20,234       16,894       60,638       55,317      100,061       89,091
   Operations. . . . . . . . . . . .       8,634        7,772       17,795       16,633       33,926       32,405
   Maintenance . . . . . . . . . . .         416          431          796          850        1,684        1,874
   Depreciation and amortization . .       1,811        1,791        3,622        3,527        7,184        7,045
   Other taxes . . . . . . . . . . .       1,035        1,035        2,342        2,244        4,485        4,295
------------------------------------------------------------------------------------------------------------------
 Total operating expenses. . . . . .      32,130       27,923       85,193       78,571      147,340      134,710
------------------------------------------------------------------------------------------------------------------
OPERATING INCOME . . . . . . . . . .       2,163        2,862       12,862       15,173       19,269       21,273

OTHER INCOME . . . . . . . . . . . .          74           34          177           88          327          244

INTEREST CHARGES . . . . . . . . . .       1,328        1,429        2,655        2,895        5,466        5,507
------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES . . . . .         909        1,467       10,384       12,366       14,130       16,010

INCOME TAXES . . . . . . . . . . . .         297          532        3,999        4,794        5,237        6,138
------------------------------------------------------------------------------------------------------------------
INCOME FROM CONTINUING OPERATIONS. .         612          935        6,385        7,572        8,893        9,872

NET INCOME (LOSS) FROM DISCONTINUED
  OPERATIONS, NET OF TAX
    Discontinued operations. . . . .          19          (73)         (15)        (235)        (581)      (1,869)
    Gain (loss) on sale. . . . . . .           -           72            -           72          (59)          72
------------------------------------------------------------------------------------------------------------------
Total net gain (loss) from
   discontinued ops. . . . . . . . .          19           (1)         (15)        (163)        (640)      (1,797)
------------------------------------------------------------------------------------------------------------------
NET INCOME . . . . . . . . . . . . .  $      631   $      934   $    6,370   $    7,409   $    8,253   $    8,075
==================================================================================================================

Average Shares Outstanding . . . . .   5,728,158    5,599,525    5,708,294    5,580,620    5,673,999    5,548,522

Earnings Per Share - Basic
--------------------------
From continuing operations . . . . .  $     0.11   $     0.17   $     1.12   $     1.36   $     1.57   $     1.78
From discontinued operations . . . .        0.00         0.00         0.00        (0.03)       (0.12)       (0.32)
------------------------------------------------------------------------------------------------------------------
Net Income . . . . . . . . . . . . .  $     0.11   $     0.17   $     1.12   $     1.33   $     1.45   $     1.46
==================================================================================================================

Earnings Per Share - Diluted
----------------------------
From continuing operations . . . . .  $     0.11   $     0.17   $     1.10   $     1.33   $     1.54   $     1.75
From discontinued operations . . . .        0.00         0.00        (0.01)       (0.03)       (0.11)       (0.32)
------------------------------------------------------------------------------------------------------------------
Net Income . . . . . . . . . . . . .  $     0.11   $     0.17   $     1.09   $     1.30   $     1.43   $     1.43
==================================================================================================================

(1) The impact of the restatement on the second quarter of 2003 was a decrease of $1,452 thousand to Operating Revenue, a decrease of $406 thousand to Operating Income, a decrease of $242 thousand in Net Income, and a decrease of $0.04 to basic and fully diluted Earnings Per Share. The impact of the restatement for the six months ended June 30, 2003 was a decrease of $2,417 thousand to Operating Revenue, a decrease of $662 thousand to Operating Income, a decrease of $395 thousand in Net Income and a decrease of $0.07 to basic and fully diluted Earnings Per Share. The impact for the twelve months ended June 30, 2003, was an increase of $205 thousand to Operating Revenue, an increase of $65 thousand to Operating Income, an increase of $39 thousand in Net Income and an increase of $0.01 to basic and fully diluted Earnings Per Share.


SUPPLEMENTAL  INCOME  STATEMENT  DATA
FOR  THE  PERIODS  ENDED  JUNE  30,  2004  AND  2003
DOLLARS  IN  THOUSANDS
(UNAUDITED)

------------------------------------------------------------------------------------------------------------------
                                       ----- 2ND QUARTER -----  ----- YEAR TO DATE -----  --- 12 MONTHS ENDED ---
                                       -- 2004 --   -- 2003 --   -- 2004 --  -- 2003 --    -- 2004 --   -- 2003 --
                                                   RESTATED (1)              RESTATED (1)             RESTATED (1)
------------------------------------------------------------------------------------------------------------------
GROSS MARGIN (2)
   Natural Gas . . . . . . . . . . .  $   10,025   $    9,760   $   24,968   $   24,035   $   45,686   $   43,705
   Propane . . . . . . . . . . . . .       2,496        2,866        9,650       11,828       15,326       17,788
   Advanced Information Services . .       1,586        1,344        2,918        2,724        5,753        5,749
   Other . . . . . . . . . . . . . .         (48)         (79)        (119)        (160)        (217)        (350)
------------------------------------------------------------------------------------------------------------------
 TOTAL GROSS MARGIN. . . . . . . . .  $   14,059   $   13,891   $   37,417   $   38,427   $   66,548   $   66,892
==================================================================================================================

OPERATING INCOME
   Natural Gas . . . . . . . . . . .  $    2,697   $    2,993   $    9,915   $   10,274   $   16,294   $   16,742
   Propane . . . . . . . . . . . . .        (882)        (390)       2,440        4,495        1,820        3,828
   Advanced Information Services . .         260          164          332          227          797          466
   Other . . . . . . . . . . . . . .          88           95          175          177          358          237
------------------------------------------------------------------------------------------------------------------
 TOTAL OPERATING INCOME. . . . . . .  $    2,163   $    2,862   $   12,862   $   15,173   $   19,269   $   21,273
==================================================================================================================

HEATING DEGREE-DAYS
   Actual. . . . . . . . . . . . . .         432          626        2,885        3,192        4,408        4,904
   10-Year Average . . . . . . . . .         500          489        2,771        2,752        4,409        4,393
------------------------------------------------------------------------------------------------------------------

(1) The impact of the restatement was a decrease to both Gross Margin and Operating Income of $406 thousand for the second quarter of 2003, a decrease to both Gross Margin and Operating Income of $662 thousand for the six months ended June 30, 2003 and an increase to both Gross Margin and Operating Income of $65 thousand for the twelve months ended June 30, 2003.
(2) "Gross margin" is determined by deducting the cost of sales from operating revenue. Cost of sales includes the purchased gas cost for natural gas and propane and the cost of labor spent on direct revenue-producing activities for advanced information services. This should not be considered an alternative to operating income or net income, which are determined in accordance with Generally Accepted Accounting Principles ("GAAP"). Chesapeake believes that gross margin, although a non-GAAP measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates the profitability achieved by the Company under its allowed rates for regulated operations and under its competitive pricing structure for non-regulated segments. Chesapeake's management uses gross margin in measuring certain performance goals and has historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.




Matters discussed in this release may include forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements. Please refer to the Cautionary Statement in the Company's report on Form 10-K for the year ended December 31, 2003 for further information on the risks and uncertainties related to the Company's forward-looking statements.

Chesapeake Utilities Corporation is a diversified utility company engaged in natural gas distribution and transmission, propane gas distribution and wholesale marketing, advanced information services and other related services. Information about Chesapeake's businesses is available on the World Wide Web at www.chpk.com.



For  more  information,  contact:
Michael  P.  McMasters
Vice  President  &  Chief  Financial  Officer
302.734.6799